Exhibit 4.4

FIRST AMENDMENT TO THE L BRANDS, INC.

401(k) SAVINGS AND RETIREMENT PLAN

(AS AMENDED AND RESTATED EFFECTIVE APRIL 5, 2021)

WHEREAS, L Brands Service Company, LLC, formerly known as Limited Brands Service Company, LLC (the “Company”) sponsors the L Brands, Inc. 401(k) Savings and Retirement Plan, as amended and restated effective April 5, 2021 (the “Plan”), for the benefit of eligible associates of the Company and its affiliates; and

WHEREAS, the Company desires to amend the Plan in connection with the anticipated Spinoff (as defined below) of Victoria’s Secret & Co. and its subsidiaries (i) to reflect that employees of Victoria’s Secret & Co. and its subsidiaries will no longer be eligible to make contributions to the Plan or receive contributions under the Plan as of the Spinoff Date (as defined below), (ii) to reflect the related trust-to-trust transfer of assets and liabilities from the Plan to the Victoria’s Secret & Co. 401(k) Savings and Retirement Plan, (iii) to provide credit for service with Victoria’s Secret & Co. and its subsidiaries in the case of Delayed LB Transfer Employees (as defined below) returning to service with the Company and its affiliates after the Spinoff, (iv) to provide for full vesting in the case of Delayed VS Transfer Employees (as defined below) terminating employment with the Company and its affiliates following the Spinoff, (v) to prospectively eliminate in-kind rollover contributions, (vi) to set forth Plan terms applicable to shares of common stock of Victoria’s Secret & Co. held in the Plan as a result of the Spinoff, (vii) to permit in-service withdrawals by employees of Victoria’s Secret & Co. and its subsidiaries during the transition period which shall commence immediately following the Spinoff and end upon the 401(k) Transfer Date (as defined below), (viii) to reflect the name change of L Brands, Inc. to Bath & Body Works, Inc. and to reflect the change in the name of the Plan from the L Brands, Inc. 401(k) Savings and Retirement Plan to the Bath & Body Works, Inc. 401(k) Savings and Retirement Plan; and (ix) to make certain other changes as described more fully below;

NOW, THEREFORE, BE IT RESOLVED, effective as of August 2, 2021, unless otherwise set forth below, the Plan is hereby amended as follows:

1.	Section 1.1 of the Plan is hereby amended by inserting a new paragraph at the end thereof to read as follows:

“Prior to August 2, 2021 (the ‘Spinoff Date’), VS Service Company, LLC (‘VS’) and Victoria’s Secret & Co. (‘VS Parent’) were wholly owned subsidiaries of L Brands, Inc. On the Spinoff Date, L Brands, Inc. distributed to its stockholders all of the outstanding shares of common stock, par value $0.01 per share, of VS Parent (the ‘Spinoff’), and as a result VS Parent and VS ceased to be subsidiaries of L Brands, Inc. In connection with the Spinoff and subject to the terms of the Employee Matters Agreement, the Transferred Participants, as defined in Article II, will cease active participation in this Plan and become eligible to participate in the Victoria’s Secret & Co. 401(k) Savings and Retirement Plan sponsored by VS (the ‘VS Plan’) as of the Spinoff Date, and the assets and liabilities of the Plan attributable to the Transferred Participants will be spun off from this Plan to the VS Plan, effective as of the close of business on August 31, 2021 (the ‘401(k) Transfer Date’). In addition, effective as of the Spinoff, L Brands, Inc. shall change its name to Bath & Body Works, Inc. (‘BBWI’). The Plan is hereby amended to reflect the change in the name of the Plan from the L Brands, Inc. 401(k) Savings and Retirement Plan to the Bath & Body Works, Inc. 401(k) Savings and Retirement Plan effective as of the Spinoff Date.”

2.	Clause (v) of Section 2.6 of the Plan is hereby amended to read as follows:

“(v) employed by Puerto Rico Store Operations, LLC (formerly known as Victoria’s Secret Stores Puerto Rico, LLC), which is an Affiliate of the Employer.”

3.	The reference to “Sections 2.26, 4.6 and 4.11” in Section 2.13 of the Plan is hereby deleted and replaced with a reference to “Sections 2.29, 4.6 and 4.11.”

4.    Article II of the Plan is hereby amended by (i) inserting new Sections 2.15 and 2.16 immediately following existing Section 2.14 to read as follows and (ii) renumbering the succeeding sections of Article II accordingly:

“2.15. Delayed LB Transfer Employee means an employee of VS Parent or one of its subsidiaries who transfers to employment with BBWI or one of its subsidiaries after the Spinoff Date and is classified by BBWI or the Plan Sponsor as a Delayed LB Transfer Employee for purposes of the Employee Matters Agreement. For the avoidance of doubt, a Delayed LB Transfer Employee will experience a Separation Date under the VS Plan in connection with such a transfer.

2.16.     Delayed VS Transfer Employee means an employee of BBWI or one of its subsidiaries who transfers to employment with VS Parent or one of its subsidiaries after the Spinoff Date and is classified by BBWI or the Plan Sponsor as a Delayed VS Transfer Employee for purposes of the Employee Matters Agreement. For the avoidance of doubt, a Delayed VS Transfer Employee will experience a Separation Date under this Plan in connection with such a transfer.”

5.    The reference to “Section 2.16” in Section 2.16 of the Plan (renumbered as Section 2.18 by the foregoing) is hereby deleted and replaced with a reference to “Section 2.18.”

6.    Section 2.17 of the Plan (renumbered as Section 2.19 by the foregoing) is hereby amended by inserting a new sentence at the end thereof to read as follows:

“In the case of a Delayed LB Transfer Employee, Eligibility Computation Period will include corresponding periods credited under the VS Plan prior to his or her Delayed

Transfer Date (as defined in the Employee Matters Agreement), to the extent not already credited under this Plan.”

7.     Article II of the Plan is hereby amended by (i) inserting a new Section 2.20 immediately following existing Section 2.17 (renumbered as Section 2.19 by the foregoing) to read as follows and (ii) renumbering the succeeding sections of Article II accordingly:

“2.20 Employee Matters Agreement means that certain Employee Matters Agreement, dated as of August 2, 2021, entered into by and between L Brands, Inc. and VS Parent in connection with the Spinoff.”

8.    Section 2.20 of the Plan (renumbered as Section 2.23 by the foregoing) is hereby amended to read as follows:

“2.23 Employer Securities means stock or other securities of BBWI or its former affiliates (other than VS and its affiliates) permitted to be held by the Plan under ERISA and the Code.”

9.    Section 2.27 of the Plan (renumbered as Section 2.30 by the foregoing) is hereby amended by inserting a new sentence at the end thereof to read as follows:

“‘Hours of Service’ (as such term is defined in the VS Plan) accrued under the VS Plan prior to the applicable Delayed Transfer Date (as defined in the Employee Matters Agreement) shall be included in the computation of Hours of Service for purposes of this Plan for a Delayed LB Transfer Employee, to the extent not already credited under this Plan.”

10.     (i) Section 2.32 of the Plan (renumbered as Section 2.35 by the foregoing) is hereby amended to read as follows and (ii) each reference to the defined term “L Brands” in the Plan is hereby deleted and replaced with a reference to “BBWI” where the context requires:

“2.35 BBWI means Bath & Body Works, Inc., a Delaware corporation (known as L Brands, Inc. prior to August 2, 2021), and any successor thereto.”

11.    Section 2.39 of the Plan (renumbered as Section 2.42 by the foregoing) is hereby amended to read as follows:

“2.42 Plan means the Bath & Body Works, Inc. 401(k) Savings and Retirement Plan, a profit sharing plan containing a cash or deferred arrangement, as set forth herein and as the same may from time to time be amended.”

12.    The references to “Section 2.63” in Section 2.62 of the Plan (renumbered as Section 2.65 by the foregoing) are hereby deleted and replaced with references to “Section 2.65.”

13.    The reference to “Section 2.64” in Section 2.63 of the Plan (renumbered as Section 2.66 by the foregoing) is hereby deleted and replaced with a reference to “Section 2.66.”

14.    Article II of the Plan is hereby amended by (i) inserting new Sections 2.67 and 2.68 immediately following existing Section 2.63 (renumbered as Section 2.66 by the foregoing) to read as follows and (ii) renumbering the succeeding sections of Article II accordingly:

“2.67. Transferred Associates means individuals who are employed by VS Parent or one of its subsidiaries as of the Spinoff Date (including individuals who are on a leave of absence as of the Spinoff Date).

2.68.     Transferred Participants means Transferred Associates who are active participants in the Plan immediately prior to the Spinoff Date. For the avoidance of doubt, a Transferred Participant will not incur a Separation Date as a result of the Spinoff for purposes of the Transferred Participant’s account under this Plan to be transferred to the VS Plan on the 401(k) Transfer Date.”

15.    Article II of the Plan is hereby amended by (i) inserting new Sections 2.73 through 2.77 immediately following existing Section 2.67 (renumbered as Section 2.72 by the foregoing) to read as follows and (ii) renumbering the succeeding sections of Article II accordingly:

“2.73. VS means VS Service Company, LLC, a Delaware limited liability company, and any successor thereto.

2.74.     VS Parent means Victoria’s Secret & Co., a Delaware corporation, and any successor thereto.

2.75.     VS Plan means the Victoria’s Secret & Co. 401(k) Savings and Retirement Plan.

2.76.    VS Securities means common stock of VS Parent.

2.77.    VS Securities Fund means the Investment Fund consisting of VS Securities and cash or cash equivalents needed to meet the obligations of such fund.”

16.    Section 2.68 of the Plan (renumbered as Section 2.78 by the foregoing) is hereby amended by inserting a new sentence at the end thereof to read as follows:

“A ‘Year of Eligibility Service’ (as such term is defined in the VS Plan) accrued under the VS Plan prior to the applicable Delayed Transfer Date (as defined in the Employee Matters Agreement) shall be included in the computation of Year of Eligibility Service for purposes of this Plan for a Delayed LB Transfer Employee, to the extent not already credited under this Plan.”

17.	Section 2.69 of the Plan (renumbered as Section 2.79 by the foregoing) is hereby amended by inserting a new sentence at the end thereof to read as follows:

“ A ‘Year of Vesting Service’ (as such term is defined in the VS Plan) accrued under the VS Plan prior to the applicable Delayed Transfer Date (as defined in the Employee Matters Agreement) shall be included in the computation of Year of Vesting Service for purposes of this Plan for a Delayed LB Transfer Employee to the extent not already credited under this Plan.”

18.	Section 3.1(b) of the Plan is hereby amended by inserting a new sentence immediately following the first sentence thereof to read as follows:

“For the avoidance of doubt, effective as of the Spinoff Date, all Transferred Participants shall no longer be eligible to make Pre-Tax Savings Contributions, Roth Savings Contributions, Rollover Contributions and Roth Rollover Contributions to the Plan, or to receive Retirement Contributions, Matching Contributions, allocations of forfeitures or any other Employer contributions under the Plan.”

19.	Section 4.1(d) of the Plan is hereby amended by inserting a new paragraph at the end thereof to read as follows:

“For the avoidance of doubt, a Transferred Participant (other than as provided below for a rehired Associate) will not be eligible to receive a Retirement Contribution under this Plan for any portion of the 2021 calendar year. In the event a Transferred Participant is rehired by BBWI or its Affiliates during the 2021 calendar year after the Spinoff Date and such Transferred Participant becomes eligible for a Retirement Contribution for 2021 pursuant to this Section 4.1 upon such rehire, then for purposes of this Section 4.1 for the 2021 calendar year, such Transferred Participant’s Compensation shall not include any amounts earned prior to such Participant’s re-entry date provided for under Section 3.1 of the Plan.”

20.	The second paragraph of Section 4.1(h) of the Plan is hereby amended by inserting the following language at the end thereof to read as follows:

“For purposes of this Section 4.1(h), a Delayed VS Transfer Employee shall be deemed to experience an involuntary termination ‘Without Cause’ upon his or her Delayed Transfer Date (as defined in the Employee Matters Agreement). For the avoidance of doubt, a Transferred Participant will not be deemed to experience an involuntary termination ‘Without Cause’ under this Plan upon the Spinoff Date.”

21.	The third sentence of Section 4.4(a) of the Plan is hereby amended to read as follows:

“A Rollover Contribution received directly from another Eligible Retirement Plan must be paid to the Trustee in cash.”

22.	The third sentence of Section 4.4(b) of the Plan is hereby amended to read as follows:

“A Roth Rollover Contribution received directly from another Eligible Retirement Plan must be paid to the Trustee in cash.”

23.	The reference to “Section 2.63” in Section 4.11 of the Plan is hereby deleted and replaced with a reference to “Section 2.65.”

24.	The references to “Section 5.4(c)” in Sections 5.1, 5.2 and 5.4(b) of the Plan are hereby deleted and replaced with references to “Sections 5.4(c) and 5.5(b).”

25.	Section 5.3 of the Plan is hereby amended to read as follows:

“5.3 Investment Funds. Two of the Investment Funds shall be the Employer Securities Contribution Fund and the VS Securities Fund. The Retirement Plan Committee shall direct the Trustee to create and maintain three or more additional Investment Funds according to investment criteria established by the Retirement Plan Committee. The Retirement Plan Committee shall have the right to direct the Trustee to merge or modify any existing Investment Funds, or to create additional Investment Funds, after notice to Participants investing in the affected Investment Funds. The Trust Fund shall be divided into (a) the Employer Securities Contribution Fund, (b) the VS Securities Fund, (c) Investment Funds established by the Retirement Plan Committee, and (d) self-directed accounts (‘Self-Managed Brokerage Accounts’). Self-Managed Brokerage Accounts shall be treated as Investment Funds for all purposes under the Plan except that the investment authority with respect to each Self-Managed Brokerage Account shall belong to the Participant who established the Self-Managed Brokerage Account rather than the Retirement Plan Committee or any other fiduciary. No person who is otherwise a fiduciary or involved in the administration of the Plan shall have any responsibility to review any Self-Managed Brokerage Account or any investments therein. Whether a particular investment is within the category of one or another of such Investment Funds shall be determined by the Retirement Plan Committee solely in its discretion.”

26.   Article V of the Plan is hereby amended by (i) adding a new Section 5.5 immediately following Section 5.4 thereof to read as follows and (ii) renumbering the succeeding sections of Article V accordingly:

“5.5 Investment in VS Securities.

(a)    An Investment Fund consisting primarily of VS Securities shall be maintained in the Plan. VS Securities held in the VS Securities Fund shall be held by the Trustee until distribution or sale for distribution of cash to Participants or Beneficiaries or until disposition is required to implement changes in investment designations.

(b)    The VS Securities Fund shall be a ‘frozen’ fund initially holding VS Securities received in connection with the Spinoff. Except for amounts invested in VS Securities as of the Spinoff Date, no portion of a Participant’s Account may be invested in the VS Securities Fund. A Participant may not make an investment direction that (i) any future contributions to the Participant’s Account be invested in the VS Securities Fund or (ii) any portion of the existing balance in the Participant’s Account be transferred to the VS Securities Fund. A Participant may, however, request a change in investment direction for the Participant’s existing balance in the VS Securities Fund to be transferred to any other investment option pursuant to the rules for investment directions described in Section 5.1. Cash dividends, if any, received on VS Securities allocated to a Participant’s Account shall be invested according to the Participant’s investment directions in accordance with Sections 5.1 and 5.2 and shall not be reinvested in VS Securities.

(c)    Notwithstanding any provision of this ARTICLE V to the contrary, but subject to Sections 5.4(c) and 5.5(b), each Participant shall have the right no less frequently than once per calendar quarter to make or change an investment direction with respect to the portion of the balance of the Participant’s Pre-Tax Savings Account, Post-Tax Savings Account and Roth Savings Account that is invested in VS Securities and each Participant with at least three Years of Vesting Service shall have the right no less frequently than once per calendar quarter to make or change an investment direction with respect to the portion of the balance of the Participant’s Matching Account and Retirement Account that is invested in VS Securities. In addition, all or any portion of any other Investment Funds (other than the Self-Managed Brokerage Account) may consist of VS Securities.”

27    The references to “Section 5.5” in Section 5.5 of the Plan (renumbered as Section 5.6 by the foregoing) are hereby deleted and replaced with references to “Section 5.6.”

28.    Article V of the Plan is hereby amended by (i) adding a new Section 5.7 immediately following existing Section 5.5 (renumbered as Section 5.6 by the foregoing) to read as follows and (ii) renumbering the succeeding sections of Article V accordingly:

“5.7 Voting VS Securities. The Retirement Plan Committee shall have the power to direct the Trustee in the voting of all VS Securities held by the Trustee. All voting of VS Securities shall be in compliance with all applicable rules and regulations of the Securities and Exchange Commission and all applicable rules of or any agreement with any stock exchange on which the VS Securities being voted are traded. Notwithstanding the foregoing, the Retirement Plan Committee may, in its sole discretion and at any time or from time to time, permit Participants and Beneficiaries to direct the manner in which all or the vested portion of any VS Securities allocated to their Accounts shall be voted on such matters as the Retirement Plan Committee permits. Upon timely receipt of directions under this Section 5.7 from the Retirement Plan Committee, Participant or Beneficiary, the Trustee shall vote all VS Securities as directed. If the Trustee does not receive timely directions from the Retirement Plan Committee, Participant or Beneficiary under this Section 5.7, the Trustee shall not vote the VS Securities with respect to which direction was not given.”

29.    Section 5.6 of the Plan (renumbered as Section 5.8 by the foregoing) is hereby amended to read as follows:

“5.8 Tender Offers. Each Participant and Beneficiary shall have the sole right to direct the Trustee as to the manner in which to respond to a tender or exchange offer for Employer Securities or VS Securities, as applicable, allocated to such person’s Account. The Retirement Plan Committee shall use its best efforts to notify or cause to be notified each Participant and Beneficiary of any tender or exchange offer and to distribute or cause to be distributed to each Participant and Beneficiary such information as is distributed in connection with any tender or exchange offer to holders generally of Employer Securities or VS Securities, as applicable, together with the appropriate forms for directing the Trustee as to the manner in which to respond to such tender or exchange offer. Upon timely receipt of directions under this Section 5.8 from the Participant or Beneficiary, the Trustee shall respond to the tender or exchange offer in accordance with, and only in accordance with, such directions. If the Trustee does not receive timely directions from a Participant or Beneficiary under this Section 5.8, the Trustee shall not tender, sell, convey or transfer any Employer Securities or VS Securities, as applicable, allocated to such person’s Account in response to any tender or exchange offer.”

30.    The reference to “Section 5.7” in Section 5.7 of the Plan (renumbered as Section 5.9 by the foregoing) is hereby deleted and replaced with a reference to “Section 5.9.”

31.    Section 7.1(d) of the Plan is hereby amended to read as follows:

“(d)    Notwithstanding anything in this Section 7.1 to the contrary, (i) if a Participant dies on or after January 1, 2007 while performing qualified military service (as defined in Code Section 414(u)), the Participant’s Retirement Account shall become fully vested and nonforfeitable upon the date of his death, provided that the Participant would have been eligible for reinstatement of employment with the Employer had the Participant’s qualified military service ended on the day before his death, (ii) if a

Participant’s employment is transferred from an Employer to TSAM (Delaware) LLC, prior to October 31, 2011, in connection with the initial formation of TSAM (Delaware) LLC, the Participants’ Retirement Account shall become fully vested and nonforfeitable on the date of such transfer; and (iii) a Delayed VS Transfer Employee’s Retirement Account shall become fully vested and nonforfeitable upon his or her Delayed Transfer Date (as defined in the Employee Matters Agreement).”

32.     Section 8.1(a) of the Plan is hereby amended to read as follows:

“(a)    Except as otherwise elected in accordance with Section 8.2(h), a Participant or Beneficiary shall receive any benefits to which he or she is entitled in the form of a single-sum distribution consisting of cash, Employer Securities, and/or VS Securities. Amounts not invested in either Employer Securities or VS Securities shall be distributed in cash. Amounts invested in the Employer Securities Contribution Fund shall be distributed in cash, unless the Participant or Beneficiary elects to receive the Employer Securities Contribution Fund in whole shares of the Employer Securities (plus cash for any fractional shares). Amounts invested in the VS Securities Fund shall be distributed in cash, unless the Participant or Beneficiary elects to receive the VS Securities Fund in whole shares of the VS Securities (plus cash for any fractional shares).”

33.    Section 8.1(d) of the Plan is hereby amended by deleting the phrase “Employer Securities” and replacing it with the phrase “Employer Securities or VS Securities” wherever it appears therein.

34.    Section 8.5(a) of the Plan is hereby amended by deleting the phrase “Employer Securities” and replacing it with the phrase “Employer Securities or VS Securities, as applicable,” wherever it appears therein.

35.    Section 8.5(d) of the Plan is hereby amended to read as follows:

“(d)    A request for an in-service withdrawal shall be made in accordance with such procedures and on such forms as the Retirement Plan Committee may determine. An in-service withdrawal shall be paid in cash and/or whole shares of Employer Securities or VS Securities, as applicable, as elected by the Participant, as soon as practicable after the Participant requests an in-service withdrawal. The amount of any in-service withdrawal made to a Participant, whether paid in cash, Employer Securities, VS Securities, or a combination thereof, shall not be less than $500.”

36.    Section 8.5 of the Plan is hereby amended by inserting a new subsection (g) at the end thereof to read as follows:

“(g)    Notwithstanding any provision of the Plan to the contrary and solely for purposes of determining eligibility to receive in-service withdrawals under this

Section 8.5, a Transferred Participant will be treated as an active Participant in this Plan for purposes of in-service withdrawals made pursuant to this Section 8.5 during the period beginning on the Spinoff Date and ending on the 401(k) Transfer Date.”

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed by its duly authorized officer this 28th day of July, 2021.

L BRANDS, INC.

By:	/s/ Deon Riley
Deon Riley
Chief Human Resources Officer